Exhibit 107

Calculation of Filing Fee Table

Form S-8

INTERNATIONAL LAND ALLIANCE, INC

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(h)	15,000,000	(2)	$0.145	$2,175,000	$153.10 per $1,000,000	$332.99

Total Offering Amounts						$2,175,000		$332.99

Total Fee Offsets								$0.00

Net Fees Due								$332.99

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of International Land Alliance, Inc. (the “Registrant”) that become issuable under the International Land Alliance, Inc. 2024 Stock Incentive Plan (the “Plan”) because of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents the 15,000,000 shares of Common Stock of the Company reserved and available for issuance under the Plan.
(3)	The proposed maximum offering price per share, which is estimated solely to calculate the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s Common Stock as quoted on the OTC:QB Markets on March 26, 2025, which is within five (5) business days prior to the date of this Registration Statement.

Table 2: Fee Offset Claims and Sources

Not applicable.